FAEGRE & BENSON LLP
                         2200 Norwest Center
                       90 South Seventh Street
                     Minneapolis, Minnesota 55402


                         September 24, 1997


Great Hall Investment Funds, Inc.
60 South Sixth Street
Minneapolis, Minnesota  55402

Re:     Form 24F-2 for Great Hall Investment Funds, Inc.
        (File Nos.  33-41395 and 811-6340)

Ladies and Gentlemen:

     We have acted as general counsel to Great Hall Investment Funds, Inc., a Minnesota corporation (the "Company"), in connection with the Company's Registration Statement on Form N-1A (File Nos. 33-41395 and 811-6340). This opinion is addressed to you in connection with a filing by the Company of Form 24F-2 (the "Form") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, covering the Company's fiscal year ended July 31, 1997. In that connection, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of this opinion. Based thereon, we advise you that, in our opinion, the 2,503,202,791 shares of common stock, $.01 par value per share, issued by the Company during the fiscal year ended July 31, 1997, as set forth in the Form, were legally issued, have been fully paid, and are nonassessable, if issued and sold upon the terms and in the manner set forth in the Registration Statement of the Company referred to above.

                                       Very truly yours,

                                       /s/  Faegre & Benson LLP

                                       Faegre & Benson LLP